DUNE ENERGY, INC.
                    16 RIVER HOLLOW LANE HOUSTON, TEXAS 77027
                      TEL. 713-960-0995   FAX 832-201-8903

                                                        October 30, 2003

Mr. Mohammad Yamin Merchant
President
Penroc Oil Corporation
P.O. Box 2769
1515 Calle Sur
Hobbs, NM 88241

Dear Merch:

      I would like to memorialize in this single correspondence, the agreement between Penroc Oil Corporation ("Penroc") and Dune Energy, Inc. ("Dune"), whereby Dune has agreed to purchase from Penroc and Penroc has agreed to sell to Dune, 34.98% of Penroc's 2% working interest (the "Interest") in the Los Mogotes field, located in Zapata County, Texas, as more fully described on Exhibit A hereto.

      The total purchase price for the Interest is $874,500 plus interest at the rate of 9% per annum on such purchase price accrued from April 1, 2003. On June 3, 2003, Dune delivered to Penroc and Penroc acknowledges receiving, a deposit on the Interest in the amount of $174,800. The remaining balance of the purchase price ($699,700) shall be delivered to Penroc no later than June 30, 2004, and shall bear interest at the rate of 9% per annum from June 3, 2003 through the date of the closing. As additional consideration for the Interest, Dune has agreed to issue 50,000 shares of its common stock to M.Y. Merchant and to grant M.Y. Merchant "piggy-back" registration rights with respect to such shares in the event Dune shall file a registration statement with the Securities and Exchange Commission.

      The effective date is April 1, 2003 with respect to revenue and lease operating expenses and February 1, 2003 with respect to capital expenditures. Accordingly, Dune's proportionate share of revenues generated at Los Mogotes, less its proportionate share of lease operating expenses and capital expenditures will be allocated to Dune as of those dates and applied to adjust the purchase price due at the closing. At the closing, Dune will assign to Penroc a 1% gross overriding royalty interest reduced proportionately to Dune's acquired working interest with an effective date of April 1, 2003, and Dune shall pay 34.98% of Penroc's legal costs in acquiring its 2% interest.

      Dune agrees to provide to Penroc at no cost, all of its independently commissioned engineering reports with respect to Los Mogotes. Dune has also authorized Penroc to sign all AFE's on Dune's behalf prior to closing. Dune acknowledges that Penroc is executing all AFE's at the request of Dune and Dune agrees to in no way hold Penroc responsible for any welss drilled pursuant to such authorization that may either be dry holes or wells that subsequently perform below expectations. Penroc shall not be held responsible for interest on the down payment or revenues received from POGO, but rather an adjustment in the net proceeds due Penroc shall be made at closing, based on accounting records from POGO.

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                                      -2-


      In the event that Dune has not delivered the full purchase price for the Interest on or before June 30, 2004, then in such event (i) Dune shall immediately forfeit all of its right, title and interest in and to the Interest and (ii) Penroc shall immediately refund to Dune, the sum of $174,800, adjusted for an accrued negative cash flow, if any, less 9% on the outstanding balance of the purchase price accrued from April 1, 2003.

      If you concur that this letter correctly sets forth all of our agreements and understandings with respect to the transaction, please sign below and return a copy to me at your earliest convenience.

                                                Very truly yours,

                                                DUNE ENERGY, INC.


                                                By: /s/ Mark Harrington
                                                    ----------------------------
                                                    Mark Harrington, President

ACCEPTED AND AGREED:
PENROC OIL CORPORATION


By: /s/ Mohammad Yamin Merchant
    ----------------------------------
    Mohammed Yamin Merchant, President